F O R M  4                U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
[ ]  Check this box if                       OMB APPROVAL
     no longer subject                       OMB Number                3235-0287
     to Section 16                           Expires:         September 30, 1998
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                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                     Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act 1940
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1.Name and Address of    2.Issuer Name and Ticker    6.Relationship of Reporting
  Reporting Person*        or Trading Symbol           Person to Issuer (check
                                                       all Applicable)
                          Alliance Resources
                          PLC (ACREF)

Williams                 H. Brian K.                                   February 1998     X  Director  ___ 10% Owner
---------------------------------------  -----------------------    -----------------   ---
     (Last)                (First)  (MI)    3.IRS or Soc.Sec.No.       4.Statement for   X  Officer           Other
                                                                                        ---               ---
                                              of Reporting Person        Month/Year     (Give title   (specify below)
                                              (Voluntary)                               below)

4200 East Skelly Drive, Suite 1000                                                        Finance Director
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     (Street)                                                        ----------------
                                                                       5.If Amendment,      7.Individual or Joint/Group
                                                                         Date of Original     Filing (Check Applicable
Tulsa                    OK             74135                            (Month/Year)
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Line)
     (City)                (State)          (Zip)
                                                                                               X  Form filed by One
                                                                                              ---
                                                                                              Reporting Person

                                                                                                  Form filed by More
                                                                                               ---
                                                                                              than One Reporting Person

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 Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
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1. Title of Security                        2. Transaction             3. Transaction       4. Security Acquired (A)
     (Inst.3)                                  Date                       Code                 or Disposed of (D)
                                               (Month/                    (Instr.8)            (Inst.3, 4 & 5)
                                               Day/Yr)                    _________________________________________
                                                                                                          (A)
                                                                          Code    V            Amount     (D)  Price


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5.  Amount of Securities                    6.  Ownership Form                          7.  Nature of Indirect
     Beneficially Owned at                      Direct (D) or                               Beneficial Ownership
     at End of Month                            Indirect (I)                                (Inst. 4)
     (Inst. 3 & 4)


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Reminder: Report on a separate line for each class securities owned directly or indirectly. *If the form is filed by more than one reporting person, see
Instruction 4(b)(v).                                                      Page 1

Page 2

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             Table II - Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned (e.g., puts, calls,
                    warrants, options, convertible security)
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1. Title of                                   2. Conversion            3. Transaction            4. Transaction
   Derivative                                    or Exercise              Date (Month              Code
   Security                                      Price of                 (Day/Year)               (Instr. 8)
   (Instr.3)                                     Derivative
                                                 Security                                           Code   V


------------------------------------------     --------------------    ----------------          ---------------
Options                                           $.41(1)                  02/02/98                 P

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5.  Number of Derivative                    6. Date Exercisable                 7.  Title & Amount of
     Securities Acquired                       & Expiration Date                    Underlying Securities
     (A) or Disposed of (D)                    (Mon./Day/Year)                      (Inst. 3 & 4)
     (Instr. 3, 4 & 5)

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       (A)             (D)                  Date          Expiration                 Title        Amount or number
                                            Exercisable   Date                                    of Shares

     50,000                                  02/02/01       02/01/98            Ordinary Shares     50,000
-----------------  -----------------        ------------ --------------         --------------    -----------------

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8. Price of Derivative     9. Number of Derivative Securities     10. Ownership Form of       11. Nature of Indirect
   Security (Inst.5)          Beneficially Owned at end of            Derivative Security         Beneficial
                              Month (Instr. 4)                        Direct (D) or               Ownership (Instr.4)
                                                                      Indirect (I) (Instr.4)


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$1.66(2)                      112,500                                 D
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Explanation of Responses

(1)  The purchase price, although paid in U.K. sterling, is stated above in U.S. dollars, based on the monetary conversion rate of $1.66 per pound of U.K. sterling on November 9, 1998.
(2)  The exercise price of the options, although exercisable in U.K. sterling, is stated above in U.S. dollars, based on the monetary conversion rate of $1.66 per pound of U.K. Sterling on November 9, 1998.



                                                                                /s/ H. Brian K. Williams     11/30/98
**Intentional misstatements or omissions of facts constitute Federal            ------------------------------------------
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  **Signature of Reporting Person  Date


Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

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